Exhibit 99.1

NEWS RELEASE
Astronics Corporation • 130 Commerce Way • East Aurora, NY • 14052-2164

For more information contact:
Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com
FOR IMMEDIATE RELEASE
Astronics Corporation Reports Record Sales and Net Income
in First Quarter 2011
•	2011 first quarter sales total $55.1 million, an increase of 17.5% over 2010 first quarter

•	Diluted earnings per share of $0.45 in 2011 first quarter up from $0.31 in 2010 first quarter

•	2011 revenue guidance range raised to $210 Million to $225 Million
EAST AURORA, NY, May 4, 2011 — Astronics Corporation (NASDAQ: ATRO), a leader in advanced, high-performance lighting, electrical power and automated test systems for the global aerospace and defense industries, today reported financial results for the first quarter ended April 2, 2011.

	Three Months Ended
	April 2,	April 3,	%
	2011	2010	Change
Sales	$55,128	$46,936	17.5%

Gross profit	$14,506	$11,546	25.6%
Gross margin	26.3%	24.6%

SG&A	$6,345	$5,428	16.9%
SG&A percent to sales	11.5%	11.6%

Income from Operations	$8,161	$6,118	33.4%
Operating margin %	14.8%	13.0%

Net Income	$5,209	$3,400	53.2%
Net Income %	9.4%	7.2%

Peter J. Gundermann, President and Chief Executive Officer, commented, “Demand was strong across our product lines and, with higher sales, we realized strong operating leverage and resulting strong margins. We continue to see solid opportunities in the market which encourages our optimism for the foreseeable future. We are off to an excellent start for the year, which is shaping up to be a very good one for Astronics.”
First Quarter Review
Sales in the first quarter of 2011 were up 17.5% from the prior year’s first quarter. Aerospace sales, which represented 91% of consolidated sales in the first quarter, increased 16.2% to $50.2 million when compared with the first quarter of 2010. Test Systems sales increased by $1.2 million to $4.9 million when compared with the 2010 first quarter.
Consolidated gross margin and operating margin in the 2011 first quarter improved appreciably over the prior year period reflecting strong operating leverage in the Aerospace segment on higher sales volume. Engineering and development (E&D) costs, which are included in cost of sales, were up approximately $1.1 million at $8.3 million in the 2011 first quarter compared with $7.1 million in the prior year’s first quarter.
Selling, general and administrative (SG&A) expense in the 2011 first quarter increased by $0.9 million compared with the 2010 first quarter. The increase was primarily due to higher compensation costs and increased information technology spending compared with the first quarter of 2010.
Earnings per diluted share were $0.45 in the first quarter of 2011 compared with $0.31 in last year’s first quarter, the increase was a result of increased net income.
Aerospace Segment Review (refer to sales by market and segment data in accompanying tables)
Sales to the Commercial Transport market increased in the 2011 first quarter as a result of the growing number of installations of in-flight entertainment and in-seat power systems by commercial airlines, which drives demand for our Cabin Electronics products. Stronger demand from the Military for the Company’s aircraft lighting products also boosted Aerospace sales. Growth from the Business Jet market was related to the Airframe Power product line. The decline in sales to the FAA/Airport market reflects the timing of projects as this tends to be a nonlinear flow product line.
Aerospace operating profit for the first quarter of 2011 was $9.3 million, or 18.6% of sales, compared with $6.7 million, or 15.6% of sales, in the same period last year. Margin improvement was due to the leverage provided by the increased sales volume.
Bookings for the Aerospace segment during the first quarter were $48.7 million, down 3.9% from $50.7 million in the first quarter of 2010, but up 20.6% from bookings of $40.4 million in the trailing fourth quarter of 2010. Backlog at the end of the first quarter was $90.1 million.
Test Systems Segment Review (refer to sales by market and segment data in accompanying tables)
Sales in the 2011 first quarter improved to $4.9 million compared with $3.7 million for the same period in 2010.
Test Systems operating profit for the first quarter of 2011 was $0.01 million, or 0.3% of sales, compared with an operating profit of $0.2 million or 5.0% of sales, in the same period last year. The 2010 operating profit reflected a $0.7 million reduction in estimated warranty liability.
Test Systems bookings in the first quarter were $5.8 million compared with $3.6 million in the first quarter of 2010, and up from the trailing 2010 fourth quarter which had bookings of $1.2 million. Backlog was $9.0 million at the end of the first quarter.
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Balance Sheet
Cash at the end of the 2011 first quarter declined by $5.8 million to $16.9 million compared with December 31, 2010 primarily as a result of cash used in operations for increased working capital requirements on higher sales volume, debt reduction and capital investments.
The Company has agreed on terms to purchase its leased manufacturing facility in Fort Lauderdale, Florida, as well as a new facility in Redmond, Washington. The purchases are expected to close in the second quarter and will cost a total of $10.3 million. The Company expects to spend an additional $5 million to $8 million over the next 18 months to build out and occupy the Redmond building. Astronics currently pays $2.6 million to lease facilities for these two operations, and considers the real estate purchases to be opportunistic given the current environment.
Capital expenditures during the first quarter of 2011 were $0.8 million compared with $0.9 million in 2010. The Company expects capital spending in 2011 to be approximately $17 million to $21 million including $12 million to $13 million related to the acquisition and build out of the Fort Lauderdale and Redmond properties.
Outlook
At April 2, 2011, backlog was $99.1 million, below backlog of $99.8 million at the end of the trailing fourth quarter of 2010, but improved over backlog of $92.8 million at the end of the first quarter of 2010. Approximately 75% to 80% of backlog is expected to ship by the end of 2011.
Mr. Gundermann concluded, “As a result of the strong start to the year, solid bookings rate and feedback from our customers, we have increased our revenue guidance for 2011 to be in the range of $210 million to $225 million from our previous expectation of $205 million to $215 million”.
Astronics anticipates that approximately $190 million to $202 million of projected revenue will be from its Aerospace segment, while approximately $20 million to $23 million of projected revenue will be from the Test Systems segment. In addition, the Company has increased its anticipated E&D expenditures, which is recorded in the cost of goods sold, to range between $30 million to $32 million.
First Quarter 2011 Webcast and Conference Call
The Company will host a teleconference at 11:00 AM ET on Wednesday, May 4, 2011. During the teleconference, Peter J. Gundermann, President and CEO, and David C. Burney, Executive Vice President and CFO, will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.
The Astronics conference call can be accessed by calling (201) 689-8562. The listen-only audio webcast can be monitored at www.astronics.com. To listen to the archived call, dial (858) 384-5517 and enter conference ID number 369512. The telephonic replay will be available from 4:00 p.m. on the day of the call through Wednesday, May 11, 2011. A transcript will also be posted to the Company’s Web site, once available.
ABOUT ASTRONICS CORPORATION
Astronics Corporation is a leader in advanced, high-performance lighting, electrical power and automated test systems for the global aerospace and defense industries. Astronics’ strategy is to develop and maintain positions of technical leadership in its chosen aerospace and defense markets, to leverage those positions to grow the amount of content and volume of product it sells to those markets and to selectively acquire businesses with similar technical capabilities that could benefit from our leadership position and strategic direction. Astronics Corporation, and its wholly-owned subsidiaries, Astronics Advanced Electronic Systems Corp., DME Corporation and Luminescent Systems Inc., have a reputation for high-quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices. The Company routinely posts news and other important information on its Web site at www.astronics.com.
For more information on Astronics and its products, visit its Web site at www.astronics.com.
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Safe Harbor Statement
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, customer preferences, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
FINANCIAL TABLES FOLLOW
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ASTRONICS CORPORATION
CONSOLIDATED INCOME STATEMENT DATA
(Unaudited, $ in thousands except per share data)

	Three Months Ended
	4/2/2011	4/3/2010
Sales	$55,128	$46,936
Cost of products sold	40,622	35,390

Gross profit	14,506	11,546
Gross margin	26.3%	24.6%

Selling, general and administrative	6,345	5,428
SG&A % to Sales	11.5%	11.6%

Income from operations	8,161	6,118
Operating margin	14.8%	13.0%

Interest expense, net	537	599

Income before tax	7,624	5,519
Income tax expense	2,415	2,119

Net Income	$5,209	$3,400

Basic earnings per share:	$0.47	$0.31
Diluted earnings per share:	$0.45	$0.31

Weighted average diluted shares outstanding (in thousands)	11,628	10,966

Capital Expenditures	$754	$875
Depreciation and Amortization	$1,190	$1,239
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ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	4/2/2011	12/31/2010
	(Unaudited)
ASSETS:
Cash and cash equivalents	$16,888	$22,709
Accounts receivable	37,179	30,941
Inventories	39,875	37,763
Other current assets	6,098	5,727
Property, plant and equipment, net	30,687	30,873
Other long-term assets	3,120	3,342
Deferred taxes long-term	6,664	6,883
Intangible assets	4,930	5,040
Goodwill	7,712	7,610

Total Assets	$153,153	$150,888

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current maturities of long term debt	$5,316	$5,314
Accounts payable and accrued expenses	24,224	25,971
Long-term debt	31,239	33,264
Other liabilities	8,985	9,124
Shareholders’ equity	83,389	77,215

Total Liabilities and Shareholders’ Equity	$153,153	$150,888

ASTRONICS CORPORATION
SEGMENT DATA
(Unaudited, $ in thousands)

	Three Months Ended
	4/2/2011	4/3/2010
Sales
Aerospace	$50,199	$43,190
Test Systems	4,929	3,746

Total Sales	$55,128	$46,936

Operating Profit and Margins
Aerospace	$9,319	$6,742
	18.6%	15.6%
Test Systems	17	187
	0.3%	5.0%

Total Operating Profit	9,336	6,929
	16.9%	14.8%
Corporate Expenses, Interest and Other	1,712	1,410

Income Before Income Taxes	$7,624	$5,519

	13.8%	11.8%
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ASTRONICS CORPORATION
SALES BY MARKET
(Unaudited, $ in thousands)

	Three Months Ended			2011
			%	YTD
	4/2/2011	4/3/2010	change	%
Aerospace Segment
Commercial Transport	$32,926	$27,445	20%	60%
Military	9,259	8,398	10%	17%
Business Jet	6,637	5,592	19%	12%
FAA/Airport	1,377	1,755	(22)%	2%

Aerospace Total	50,199	43,190	16%	91%

Test Systems Segment
Military	4,929	3,746	32%	9%

Total	$55,128	$46,936	17%	100%

ASTRONICS CORPORATION
SALES BY PRODUCT
(Unaudited, $ in thousands)

	Three Months Ended			2011
			%	YTD
	4/2/2011	4/3/2010	change	%

Aerospace Segment
Cabin Electronics	$26,075	$21,496	21%	47%
Aircraft Lighting	18,171	15,733	15%	33%
Airframe Power	4,576	4,206	9%	8%
Airfield Lighting	1,377	1,755	(22)%	3%

Aerospace Total	50,199	43,190	16%	91%

Test Systems Segment	4,929	3,746	32%	9%

Total	$55,128	$46,936	17%	100%

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ASTRONICS CORPORATION
ORDER AND BACKLOG TREND
(Unaudited, $ in thousands)

	Q2	Q3	Q4	Q1	Trailing 12
	2010	2010	2010	2011	Months
	7/4/2010	10/3/2010	12/31/2010	4/3/2011	4/3/2011
Sales
Aerospace	$43,599	$46,024	$46,773	$50,199	$186,595
Test Systems	3,490	3,882	5,050	4,929	17,351

Total Sales	$47,089	$49,906	$51,823	$55,128	$203,946

Bookings
Aerospace	$46,227	$58,250	$40,378	$48,682	$193,537
Test Systems	5,411	4,358	1,224	5,756	16,749

Total Bookings	$51,638	$62,608	$41,602	$54,438	$210,286

Backlog
Aerospace	$85,744	$97,970	$91,573	$90,056	N/A
Test Systems	11,565	12,041	8,216	9,043	N/A

Total Backlog	$97,309	$110,011	$99,789	$99,099	N/A

Book:Bill Ratio
Aerospace	1.06	1.27	0.86	0.97	1.04
Test Systems	1.55	1.12	0.24	1.17	0.97

Total Book:Bill	1.10	1.25	0.80	0.99	1.03

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